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                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                  30(f) of the Investment Company Act of 1940


1.  Name and Address of           Brady            Timothy
    Reporting Person*             (Last)           (First)          (Middle)

                                  c/o The Boyds Collection, Ltd.
                                  350 South Street
                                                   (Street)

                                  McSherrystown      PA                17344
                                  (City)           (State)             (Zip)


2.  Date of Event Requiring       3/4/99
    Statement (Month/Day/Year)


3.  IRS Identification Number of
    Reporting Person, if an entity
    (voluntary)


4.  Issuer Name and Ticker or     The Boyds Collection, Ltd. / FOB
    Trading Symbol






                                                               SEC 1473 (7-97)

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FORM 3 (continued)


5.  Relationship of Reporting       X  Director             10% Owner
    Person(s) to Issuer                Officer (give        Other (specify
     (Check all applicable)                     title              below)
                                                below)



6.  If Amendment, Date of
    Original (Month/Day/Year)


7.  Individual or Joint/Group       X  Form filed by One Reporting Person
    Filing (Check Applicable           Form filed by More than One Reporting
    Line)                              Person
































                                                               SEC 1473 (7-97)


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FORM 3 (continued)


           Table I -- Non-Derivative Securities Beneficially Owned


1.  Title of Security               Common Stock
    (Instr. 4)


2.  Amount of Securities            0
    Beneficially Owned
    (Instr. 4)


3.  Ownership Form:  Direct (D)     N/A
    or Indirect (I) (Instr. 5)


4.  Nature of Indirect
    Beneficial Ownership
    (Instr. 5)




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, see Instruction
    5(b)(v).

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.











                                                               SEC 1473 (7-97)

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FORM 3 (continued)


   Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security
    (Instr. 4)


2.  Date Exercisable and Expiration Date    Date Exercisable    Expiration Date
    (Month/Day/Year)


3.  Title and Amount of Securities          Title               Amount or
    Underlying Derivative Security                              Number of
    (Instr. 4)                                                  Shares


4.  Conversion or Exercise Price of Derivative Security


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)


6.  Nature of Indirect Beneficial Ownership
    (Instr. 5)


             /s/ Timothy Brady                            3/15/99
             -------------------------------       ---------------------
             **Signature of Reporting Person                Date
             Timothy Brady















                                                               SEC 1473 (7-97)

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FORM 3 (continued)


Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.





























                                                               SEC 1473 (7-97)